Exhibit 99.5

Adevinta ASA (ADEA/ADEB) – Key information relating to the last day of trading in the class A shares and share issue with subscription rights
This information is subject to the disclosure requirements pursuant to Section 5-12 the Norwegian Securities Trading Act.
24 October 2019, Oslo
Reference is made to the stock exchange announcement of Adevinta ASA (the "Company") on 1 October 2019 regarding key information for the collapse of share classes (ADEA) and (ADEB) and the preferential share issue reserved for class A shareholders of the Company. Further, the general meeting has approved the share collapse and the board of directors has resolved to launch the rights issue and issue the subscription rights, ref. the stock exchange announcement made earlier today.
For the sake of good order, the key dates pertaining to the share collapse and rights issue as communicated in the announcement made on 1 October 2019 are repeated in the following:
-	Today, 24 October 2019 is the last day of trading for the class A shares (ADEA).
-	Upon registration of the share collapse in the Norwegian Register of Business Enterprises, the Company's A shares will assume the same ISIN number as the Company's B Shares, ISIN NO0010844038,
-	All of the Company's shares will be listed as one share class of ordinary shares traded under the ticker "ADE".
Key dates of the share combination are:
•	Date on which the combination of share classes was announced: 1 October 2019
•	Exchange ratio: Each A share will be exchanged to one ordinary share
•	Extraordinary general meeting to resolve the share class combination: 24 October 2019
•	Last day of trading in the class A shares: 24 October 2019
•	Ex-date – first day of trading under the new ticker "ADE": 25 October 2019
•	Record Date: 28 October 2019
•	Completion of the combination of share classes by way of transfer of the former A shares to the ISIN of the B shares: 28 October 2019
Following the combination of the share classes, all of the Company's shares will be traded under ISIN number NO0010844038.
Key dates of the right to receive subscription rights in the share issue are:
•	Date on which the terms and conditions of the contemplated Rights Issue were announced: 1 October 2019
•	Extraordinary general meeting to grant the board with the authority to carry out the Rights Issue: 24 October 2019
•	Board resolution resolving the Rights Issue, including issuance of the subscription rights: 24 October 2019
•	Last day of trading including the right to subscription rights: 24 October 2019
•	Ex-date: 25 October 2019
•	Record Date: 28 October 2019
•	Issuance of subscription rights to participate in the Rights Issue: 29 October 2019
•	Delivery of subscription rights: 29 October 2019
•	Maximum number of new shares issued in the Rights Issue: 3,800,613
•	Subscription price: NOK 0.20
•	The subscription rights will be listed on the Oslo Stock Exchange.

This information is subject to the disclosure requirements pursuant to section 5-12 of the Norwegian Securities Trading Act.
About Adevinta ASA:
Adevinta ASA is the biggest marketplace specialist in Europe. We help our local digital marketplaces thrive through global connections and networks of knowledge. Our marketplaces unlock the full value in every person, place and thing – helping local communities prosper and leaving a positive footprint on the world.
For more information on Adevinta ASA please visit:
www.adevinta.com/
For further information please contact:
Jo Christian Steigedal
Investor Relations
E-mail: ir@adevinta.com
IMPORTANT NOTICE TO U.S. SHAREHOLDERS
The share collapse and rights issue described in this document involve securities of a foreign company. The share collapse and rights issue are subject to disclosure requirements of a foreign country that are different from those of the United States.
It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the Company is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court's judgment.